                                                                     EXHIBIT 4.3




                             AMENDED CERTIFICATE OF
                     DESIGNATIONS, PREFERENCES AND RIGHTS OF
                     15% SENIOR PREFERRED STOCK DUE 2011 AND
                  15% SERIES B SENIOR PREFERRED STOCK DUE 2011

                                       of


                                 WRC MEDIA INC.

         Pursuant to Sections 103 and 151 of the General Corporation Law
                            of the State of Delaware



      We, the undersigned, Robert S. Lynch, Treasurer, and Charles L. Laurey, Secretary, of WRC Media Inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby amend the Certificate of Designations originally filed with the Office of the Secretary of the State of Delaware on November 16, 1999 to read in its entirety as set forth below. In amending such Certificate of Designations, we hereby state and certify that (i) a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class has voted in favor of this amendment and (ii) pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions amending the previously filed Certificate of Designations to read in its entirety as follows:

      RESOLVED, that, pursuant to Article IV of the Amended and Restated Certificate of Incorporation (which authorizes 20,000,000 shares of preferred stock, par value $0.01 per share ("PREFERRED STOCK"), of which no shares of Preferred Stock were issued and outstanding on November 16, 1999 when the Certificate of Designations for the 15% Senior Preferred Stock Due 2011 was originally filed and of which 3,000,000 shares of Preferred Stock are issued and outstanding as of the date of the filing of the Amended Certificate of Designations, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of two series of Preferred Stock by amending and restating the Certificate of Designations originally filed on November 16, 1999 with respect to the 15% Senior Preferred Stock Due 2011.

      RESOLVED, that each share of each such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

      (1) NUMBER AND DESIGNATION. 6,400,000 shares of the Preferred Stock of the Corporation shall be designated as 15% Senior Preferred Stock Due 2011 (the "15% SENIOR PREFERRED STOCK") and 6,400,000 shares of the Preferred Stock of the Corporation shall be designated as 15% Series B Senior Preferred Stock Due 2011 (the "SERIES B SENIOR PREFERRED STOCK" and, together with the 15% Senior Preferred Stock, the "SENIOR PREFERRED STOCK").

      (2) RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes of or series of common stock of the Corporation, including the Corporation's common stock, par value $.01 per share ("COMMON STOCK"), and each other class of capital stock of the Corporation, the terms of which do not expressly provide that such class shall rank senior to, or on a parity with, the Senior Preferred Stock or the terms of which do not specify any rank relative to the Senior Preferred Stock. All capital stock of the Corporation to which the Senior Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES." All capital stock of the Corporation with which the Senior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The 15% Senior Preferred Stock and the Series B Senior Preferred Stock shall rank on a parity with, and be identical to (except as set forth in Section 4(a)), each other as to dividend and redemption rights and rights upon liquidation, dissolution and winding-up of the Corporation.

      (3) DIVIDENDS. (a) (i) The holders of shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 3(a)(ii) and (iii)) at a rate equal to (the "DIVIDEND RATE") (1) 15% per annum (computed on the basis of a 360 day year) or
(2), if (A) any Registration Statement is not filed with the Securities and Exchange Commission (the "COMMISSION") on or prior to the applicable Filing Deadline, (B) any such Registration Statement has not been declared effective by the Commission on or prior to the applicable Effectiveness Target Date, (C) the Exchange Offer has not been Consummated on or prior to the Consummation Deadline or (D) any Registration Statement is declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 2 days by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective within 5 days of filing such post-effective amendment to such Registration Statement (each such event referred to in clauses (A) through (D), (a "REGISTRATION DEFAULT"), 15.5% per annum (computed on the basis of a 360 day year) for each week or portion thereof that the Registration Default continues. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (A) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (B) above, (3) upon Consummation of the Exchange Offer, in the case of (C) above, or (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (D) above, the Dividend Rate shall return to 15% (before giving effect to any applicable Default Dividend). In the event the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to Section 5(b) or 5(c), the Dividend Rate as provided above shall increase by .50% per quarter (each, a "DEFAULT DIVIDEND") for each quarter or portion thereof following the date on which such redemption was required to be made until cured, PROVIDED that the aggregate increase shall not exceed 10%. Such dividends shall be payable in the manner set forth below in Sections 3(a)(ii) and (iii) quarterly on March 31, June 30, September 30, and December 31 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such quarterly period being a "DIVIDEND PERIOD"). Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

      "CONSUMMATE" means, with respect to an Exchange Offer, the occurrence of
(a) the filing and effectiveness under the Act of the Exchange Offer Registration Statement relating to the New Preferred Stock to be issued in the Exchange Offer, (b) the maintenance of such Exchange Offer Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the period required pursuant to Article V of the Shareholders Agreement and (c) the delivery by the Corporation of New Preferred Stock with the same liquidation value as the Liquidation Value of the 15% Senior Preferred Stock tendered by holders thereof pursuant to the Exchange Offer.

      "EFFECTIVENESS TARGET DATE" shall have the meaning ascribed such term in the Shareholders Agreement.

      "EXCHANGE OFFER" shall have the meaning ascribed such term in the Shareholders Agreement.

      "EXCHANGE OFFER REGISTRATION STATEMENT" shall have the meaning ascribed such term in the Shareholders Agreement.

      "FILING DEADLINE" shall have the meaning ascribed such term in the Shareholders Agreement.

      "NEW PREFERRED STOCK" means the Corporation's new Series B Senior Preferred Stock, of identical type and having identical terms as the 15% Senior Preferred Stock, to be issued (i) in the Exchange Offer or (ii) as contemplated by Article V of the Shareholders Agreement.

      "REGISTRATION STATEMENT" means any registration statement of the Corporation relating to (a) an offering of New Preferred Stock pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant hereto and (ii) including the prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

      "SHELF REGISTRATION STATEMENT" shall have the meaning ascribed such term in the Shareholders Agreement.

      "SHAREHOLDERS AGREEMENT" means the Preferred Stockholders Agreement dated as of November 17, 1999 among the Corporation, Weekly Reader Corporation, JLC Learning Corporation, EAC III LLC, SGC Partners II LLC, DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJMB Funding II, Inc., DLJ EAB Partners, L.P., DLJ First ESC, L.P., DLJ ESC II, L.P. and the other parties listed on the signature pages thereto.

      "TRANSFER RESTRICTED SECURITIES" means each share of 15% Senior Preferred Stock, until the earliest to occur of (i) the date on which such 15% Senior Preferred Stock is exchanged in the Exchange Offer for a share of New Preferred Stock which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (ii) the date on which such share of 15% Senior Preferred Stock has been disposed of in accordance with a Shelf Registration Statement (and the purchasers thereof have been issued New Preferred Stock), or (iii) the date on which such 15% Senior Preferred Stock is distributed to the public pursuant to Rule 144 under the Securities Act of 1933, as amended (the "ACT").

            (ii) Prior to the first Dividend Payment Date after the fifth anniversary of the issuance of the Senior Preferred Stock (or such earlier Dividend Payment Date as the Corporation shall elect) (either such date being referred to as the "CASH PAY DATE"), dividends shall not be payable in cash to holders of shares of Senior Preferred Stock but shall, subject to Section 3(b), accrete to the Liquidation Value in accordance with
      Section 4(a).

            (iii) Following the Cash Pay Date, each such dividend shall be payable in cash on the Liquidation Value per share of the Senior Preferred Stock, in equal quarterly amounts (to which the Default Dividend, if any, shall be added), to the holders of record of shares of the Senior Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Following the Cash Pay Date, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

      (b) At the written request of the holders of a majority of the shares of Senior Preferred Stock, the Corporation shall, commencing on the first Dividend Payment Date after such request and ending on the Cash Pay Date, be required to pay all dividends on shares of Senior Preferred Stock by the issuance of additional shares of Senior Preferred Stock of the same series of Senior Preferred Stock as the series on which such dividends have accrued ("ADDITIONAL SHARES"). The Additional Shares shall be identical to all other shares of such series of Senior Preferred Stock, except as set forth in Section 4. For the purposes of determining the number of Additional Shares to be issued as dividends pursuant to this Section 3(b), such Additional Shares shall be valued at their Applicable Liquidation Value as provided in Section 4(c).

      (c) Holders of shares of Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Senior Preferred Stock. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Stock that may be in arrears.

      (d) So long as any shares of the Senior Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment or other distribution declared or made upon Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless, in each case (to the extent such dividends on the Senior Preferred Stock are payable in cash), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on, or the acquisition of, as applicable, such class or series of Parity Securities. When (to the extent such dividends are payable in cash) dividends on the Senior Preferred Stock are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Senior Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall (in each case, to the extent payable in cash) be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Senior Preferred Stock and accumulated and unpaid on such Parity Securities.

      (e) So long as any shares of the Senior Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full cumulative dividends on all outstanding shares of the Senior Preferred Stock and any other Parity Securities shall (to the extent payable in cash) have been paid or set apart for payment for all past Dividend Periods with respect to the Senior Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) (to the extent payable in cash) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Senior

Preferred Stock and the current dividend period with respect to such Parity Securities.

      (4) LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Senior Preferred Stock shall be entitled to receive an amount equal to the Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "LIQUIDATION VALUE" on any date means, with respect to (x) any share of Senior Preferred Stock other than any Additional Shares, the sum of (1) $25.00 per share and (2) the aggregate of all dividends accreted on such share until the most recent Dividend Payment Date upon which an accretion to Liquidation Value has occurred (or if such date is a Dividend Payment Date upon which an accretion to Liquidation Value has occurred, such date), PROVIDED that in the event of an actual liquidation, dissolution or winding up of the Corporation or the redemption of any shares of Senior Preferred Stock pursuant to Section 5 hereunder, the amount referred to in (2) shall be calculated by including dividends accreting to the actual date of such liquidation, dissolution or winding up or the redemption date, as the case may be, rather than the Dividend Payment Date referred to above and, PROVIDED FURTHER that in no event will dividends accrete beyond the earlier of (i) the Cash Pay Date and (ii) the most recent Dividend Payment Date prior to the Dividend Payment Date on which dividends on the Senior Preferred Stock are payable in Additional Shares (except that in the event of an actual liquidation, dissolution or winding up of the Corporation or the redemption of any shares of Senior Preferred Stock pursuant to Section 5 hereunder, the amount referred to in (ii) shall be calculated by including dividends accreting to the actual date of such liquidation, dissolution or winding up or the redemption date, as the case may be), and (y) any Additional Share, the Applicable Liquidation Value. Solely for purposes of calculating the Liquidation Value with respect to any share of Series B Senior Preferred Stock issued subsequent to November 17, 1999, other than Additional Shares, such share shall be deemed to have been issued on November 17, 1999, regardless of when such share was actually issued. All accretions to Liquidation Value will be calculated using compounding on a quarterly basis. Except as provided in the preceding sentences, holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Senior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Senior Preferred Stock and any such

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other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more corporations or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

      (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Senior Preferred Stock, as provided in this Section (4), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Senior Preferred Stock shall not be entitled to share therein.

      (c) The Applicable Liquidation Value of any Additional Shares shall be the Liquidation Value of Senior Preferred Stock outstanding immediately prior to the first Dividend Payment Date occurring after a request for payment in Additional Shares has been made in accordance with Section 3(b).

      (5) REDEMPTION. (a) REDEMPTION AT THE OPTION OF THE CORPORATION. On and after November 17, 1999 (but not including from November 17, 2002 to November 17, 2004), to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Senior Preferred Stock, in whole but not in part, at redemption prices per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest:

         Year Beginning
          November 17             PERCENTAGE OF LIQUIDATION VALUE
                                  -------------------------------

              1999                            115.000%
              2000                            115.000
              2001                            115.000
              2002                         Not applicable
              2003                         Not applicable
              2004                            107.500
              2005                            105.625
              2006                            103.750
              2007                            101.875
              2008                            100.000

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      (b) REDEMPTION IN THE EVENT OF A CHANGE OF CONTROL. In the event of a
Change of Control, the Corporation shall, to the extent it shall have funds legally available for such payment and to the extent permitted pursuant to the Indenture, offer to redeem all of the shares of Senior Preferred Stock then outstanding, and shall redeem the shares of Senior Preferred Stock of any holder of such shares that shall consent to such redemption, upon a date no later than 30 days (or, if a later date is required in order to comply with the federal securities laws, the first date thereafter on which such redemption is permitted under the federal securities laws) (such date being referred to as the "CHANGE OF CONTROL REDEMPTION DATE") following the Change in Control, at a redemption price per share in cash set forth in the table below, together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

         Year Beginning
          November 17             PERCENTAGE OF LIQUIDATION VALUE
                                  -------------------------------

              1999                           107.5000%
              2000                           107.5000
              2001                           107.5000
              2002                           100.0000
              2003                           100.0000
              2004                           103.7500
              2005                           102.8125
              2006                           101.8750
              2007                           100.9375
              2008                           100.0000


      "CHANGE OF CONTROL" means the occurrence of any of the following (i) the direct or indirect sale, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries (other than JLC Learning Corporation) taken as a whole to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) other than a Principal or a Related Party; (ii) the adoption of a plan of liquidation or dissolution of the Corporation or Weekly Reader Corporation; (iii) the consummation of any transaction (including without limitation any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than a Principal or a Related Party, becomes the Beneficial Owner, directly or indirectly of more than 50% of the Voting Stock of either of the Corporation or Weekly Reader Corporation, measured by voting power rather than number of shares; or (iv) the first day on

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which a majority of the members of the board of directors of the Corporation or
Weekly Reader are not Continuing Directors.

      "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

      "CONTINUING DIRECTORS" means, as of the date of any determination, any member of the board of directors of the relevant company who (i) was a member of such board of directors on November 17, 1999 or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

      "PRINCIPAL" means Ripplewood Partners, L.P., DLJ Merchant Banking Partners II, L.P. and any member of management of any of the Corporation, Weekly Reader Corporation or JLC Learning Corporation as of November 17, 1999.

      "RELATED PARTY" means (i) any controlling stockholder, Subsidiary, or immediate family member (in the case of an individual) of any Principal, (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (i) or (iii) any Affiliate (as such term is defined in the Shareholders Agreement) of DLJ Merchant Banking Partners II, L.P.

      "SUBSIDIARY" means, with respect to any specified person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of the person and (ii) any partnership the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or the only general partners of which are such person or one or more Subsidiaries of such person.

      "INDENTURE" means that certain Indenture dated November 17, 1999 by and between the Corporation and The Bankers Trust Company with respect to the Corporation's 123/4% Senior Subordinated Notes due 2009.

      (c) MANDATORY REDEMPTION. To the extent the Corporation shall have funds legally available for such payment, on November 17, 2011, if any shares of the Senior Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Senior Preferred Stock, at a redemption price equal to the aggregate Liquidation Value, in cash, together with any accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

      (d) REDEMPTION FOR WEEKLY READER CORPORATION PREFERRED STOCK. The Corporation, at its option but only in connection with the Reorganization, may redeem all of the shares of Senior Preferred Stock then outstanding in exchange for an equivalent number of shares of preferred stock of Weekly Reader Corporation, of identical type and liquidation preference, having identical terms and conditions as the Senior Preferred Stock (except that the issuer of such preferred stock shall be Weekly Reader Corporation) and with equal amounts of accrued and unpaid cash dividends, if any (the "EXCHANGE PREFERRED STOCK").

      "REORGANIZATION" means a reorganization completed in connection with an initial public offering, pursuant to which the Corporation shall transfer, or cause to be transferred, all or substantially all of its assets to Weekly Reader Corporation in exchange for the assumption by Weekly Reader Corporation of all or substantially all of the liabilities of the Corporation, the issuance to the Corporation by Weekly Reader Corporation of new common stock and a number of shares of Exchange Preferred Stock equal to the number of shares of Senior Preferred Stock then outstanding, and, at the option of the Corporation, the distribution by the Corporation of an equivalent number of shares of the Exchange Preferred Stock to the holders of the Senior Preferred Stock in exchange for the Senior Preferred Stock, PROVIDED that after giving effect to such reorganization, the overall economic position of a holder of Exchange Preferred Stock with respect to its investment in Weekly Reader Corporation (and relative to other creditors, lenders and equity holders of Weekly Reader Corporation) shall not be worse than, immediately prior to such reorganization, the overall economic position of a holder of Senior Preferred Stock with respect to the investment by that holder in the Corporation (and relative to other creditors, lenders and equity holders of the Corporation).

      (e) STATUS OF REDEEMED SHARES. Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock, PROVIDED that no such issued and reacquired shares of Senior Preferred Stock shall be reissued or sold as Senior Preferred Stock.

      (f) FAILURE TO REDEEM. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to Section (5)(b) or 5(c) (each, a "MANDATORY REDEMPTION OBLIGATION"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Senior Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Senior Preferred Stock) or (ii) in accordance with
Section 3(e), declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

      (g) FAILURE TO PAY DIVIDENDS. Notwithstanding the foregoing provisions of this Section (5), unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all Dividend Periods terminating on or prior to the applicable redemption date, none of the shares of Senior Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Senior Preferred Stock are redeemed pro rata.

      (6) PROCEDURE FOR REDEMPTION. (a) In the event the Corporation shall redeem shares of Senior Preferred Stock pursuant to Section 5(a) or (c), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation, PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) that all shares of Senior Preferred Stock are to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

      (b) In the case of any redemption pursuant to Sections 5(a) or (c), notice having been mailed as provided in Section 6(a), from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares), dividends on the shares of Senior Preferred Stock shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

      (c) In the case of a redemption pursuant to Section 5(b), notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 10 days following the occurrence of the Change of Control and not less than 20 days prior to the Change of Control Redemption Date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation, PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the Change of Control Redemption Date; (iii) the redemption price; (iv) that such holder may elect to cause the Corporation to redeem all or any of the shares of Senior Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date.

      Upon receipt of such notice, the holder shall, within the time period specified therein, return such notice to the Corporation indicating the number of shares of Senior Preferred Stock such holder shall elect to cause the Corporation to redeem, if any. The failure of any holder to timely return such notice shall be deemed an election by such holder not to cause the Corporation to redeem any of such holder's shares of Senior Preferred Stock.

      (d) In the case of a redemption pursuant to Section 5(b), notice having been mailed as provided in Section 6(c), from and after the Change of Control Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Senior Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      (e) In the case of a redemption pursuant to Section 5(d), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation, PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) that all shares of Senior Preferred Stock are to be redeemed; (iii) the place or places where certificates for such shares of Senior Preferred Stock are to be surrendered for certificates for shares of Exchange Preferred Stock; (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date and (v) the proposed terms of the Reorganization.

      (f) In the case of a redemption pursuant to Section 5(d), notice having been mailed as provided in Section 6(e), from and after the redemption date (unless default shall be made by the Corporation in distributing the required shares of Exchange Preferred Stock in exchange for the shares of Senior Preferred Stock), dividends on the shares of Senior Preferred Stock shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the required shares of Exchange Preferred Stock) shall cease. Upon surrender in accordance with said notice of the certificates for any shares of Senior Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be exchanged by the Corporation for the required shares of Exchange Preferred Stock.

      (7) VOTING RIGHTS. (a) The holders of record of shares of Senior Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section (7) or as otherwise provided by law.

      (b) If and whenever (i) four consecutive or six quarterly cash dividends payable on the Senior Preferred Stock have not been paid in full, (ii) for any reason (including the reason that funds are not legally available for a redemption), the Corporation shall have failed to discharge any Mandatory Redemption Obligation, (iii) the Corporation shall have failed to provide the notice required by Section 6(c) within the time period specified in such section or (iv) the Corporation shall have failed to comply with Sections 3(d), 3(e) or 7(c), (1) the number of directors then constituting the Board of Directors shall be increased by one and the holders of a majority of the outstanding shares of Senior Preferred Stock, together with the holders of shares of every other series of preferred stock upon which like rights have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem) (any such series is referred to as the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect the one additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Senior Preferred Stock and the Preferred Shares called as hereinafter provided.

      (c) Whenever (i) all arrears in cash dividends on the Senior Preferred Stock and the Preferred Shares then outstanding shall have been paid and cash dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, (ii) the Corporation shall have fulfilled its Mandatory Redemption Obligation, (iii) the Corporation shall have fulfilled its obligation to provide notice as specified in subsection (b)(iii), or (iv) the Corporation shall have complied with Sections 3(d), 3(e) and 7(c), as the case may be, then the right of the holders of the Senior Preferred Stock to elect such additional director shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future (i) arrearage in four consecutive or six quarterly cash dividends, (ii) failure to fulfill any Mandatory Redemption Obligation, (iii) failure to fulfill the obligation to provide the notice required by Section 6(c) within the time period specified in such section or (iv) failure to comply with Sections 3(d), 3(e) or 7(c)), the terms of office of the person elected as director by the holders of the Senior Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Senior Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Senior Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Senior Preferred

Stock and of the Preferred Shares for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Senior Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur with respect to the director elected by the holders of the Senior Preferred Stock and the Preferred Shares, a successor shall be elected in accordance with the procedures of Section 7(b) to serve until the next annual meeting of the stockholders or special meeting held in place thereof, if such office shall not have previously terminated as provided above.

      (d) Without the written consent of a majority of the outstanding shares of Senior Preferred Stock or the vote of holders of a majority of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, the Corporation will not (i) amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock, PROVIDED that any such amendment that decreases the dividend payable on or the Liquidation Value of the Senior Preferred Stock shall require the affirmative vote of holders of each share of Senior Preferred Stock at a meeting of holders of Senior Preferred Stock called for such purpose or written consent of the holder of each share of Senior Preferred Stock; (ii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Senior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create, authorize and issue Parity Securities for the purpose of utilizing the proceeds from the issuance of such Parity Securities for the redemption of all outstanding shares of Senior Preferred Stock in accordance with the terms hereof or (iii) merge or consolidate, or sell, exchange or convey all or substantially all of the assets, property or business of the Corporation unless, in the case of a merger or consolidation, (A) if the Corporation is not the surviving corporation, the seniority, rights, powers and preferences of the Senior Preferred Stock continue unimpaired and on identical terms after such transaction and (B) the surviving corporation has a Consolidated Net Worth (immediately following any such transaction) at least equal to that of the Corporation immediately prior to such transaction. The previous sentence shall not be construed to prohibit any Reorganization consummated in compliance with the terms of this Senior Preferred Stock.

      "CONSOLIDATED NET WORTH" means at any date and with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to November 17, 1999 in the book value of any asset owned by such Person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and all equity investments in Persons which are not subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

      (e) In exercising the voting rights set forth in this Section (7), each share of Senior Preferred Stock shall have one vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Senior Preferred Stock as a single class on any matter, then the Senior Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of Liquidation Value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Senior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

      (8) REPORTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

      (9) GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

      (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

      (c) The headings of the sections, subsections, paragraphs, subparagraphs, clauses and subclauses used herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

      (d) Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements, including the Indenture.

      IN WITNESS WHEREOF, WRC Media Inc. has caused this Amended and Restated Certificate of Designations to be signed and attested by the undersigned this ____ day of May, 2000.


                                 WRC MEDIA INC.


                                 By:
                                    -------------------------------
                                     Name:
                                     Title:



ATTEST:


----------------------------
Name:
Title: